HomeTrust Bancshares, Inc. Reports Financial Results For The First Quarter Of Fiscal 2019

ASHEVILLE, N.C., October 29, 2018 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income of $7.8 million for the quarter ended September 30, 2018, a $2.2 million, or 39.9% increase over net income of $5.6 million for the same period a year ago. The Company's diluted earnings per share increased $0.11, or 36.7% to $0.41 for the three months ended September 30, 2018 compared to $0.30 for the same period in fiscal 2018.
In addition to the almost 40% increase in earnings, highlights for the quarter ended September 30, 2018 compared to the corresponding quarter in the previous year include:

•	Return on assets increased to 0.94%, or 34.3% from 0.70%;

•	Net interest income increased $1.6 million, or 6.4% to $26.3 million from $24.7 million;

•	Noninterest income increased $1.4 million, or 31.7% to $5.6 million from $4.3 million;

•
Organic net loan growth, which excludes purchases of home equity lines of credit, was $76.8 million, or 13.0% annualized compared to $43.2 million, or 7.9% annualized for the same quarter last year; and

•	Resuming our stock buyback program with the repurchase of 128,300 shares of common stock at an average share price of $29.03.
"Record net income for the first quarter of fiscal 2019 reflects our continued momentum and the impact of our new lines of business.
The gain on sale of SBA loans produced $898,000 of fee income and equipment finance originated almost $33 million in loans for the quarter," said Dana Stonestreet, Chairman, President, and Chief Executive Officer. “The cumulative impact of all that our team has accomplished, coupled with the addition of high performing revenue producers in our attractive markets, continues our inflection point for growth in revenue, earnings and shareholder value."

Income Statement Review

Net interest income increased to $26.3 million for the quarter ended September 30, 2018 compared to $24.7 million for the comparative quarter in fiscal 2018. The $1.6 million or 6.4% increase was primarily due to a $4.3 million increase in interest and dividend income driven by an increase in average interest-earning assets, which was partially offset by a $2.7 million increase in interest expense. Average interest-earning assets increased $156.9 million, or 5.4% to $3.1 billion for the quarter ended September 30, 2018 compared to $2.9 billion for the corresponding quarter in fiscal 2018. For the quarter ended September 30, 2018, the average balance of total loans receivable increased $196.4 million, or 8.3% primarily due to organic loan growth. The average balance of other interest-earning assets increased $62.8 million, or 30.1% primarily due to increases in commercial paper investments. These increases were mainly funded by the cumulative decrease of $102.3 million, or 29.3% in average interest-earning deposits in other banks and investment securities, and an increase in average interest-bearing liabilities of $102.8 million, or 4.3% as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended September 30, 2018 increased slightly to 3.45% from 3.44% for the same period a year ago.

Total interest and dividend income increased $4.3 million, or 15.2% for the three months ended September 30, 2018 as compared to the same period last year, which was primarily driven by a $3.5 million, or 13.8% increase in loan interest income and a $688,000, or 58.9% increase in interest income from certificates of deposit and other interest-bearing deposits including commercial paper. The additional loan interest income was driven by the increase in the average balance of loans receivable and loan yields compared to the prior year quarter. Average loan yields increased 17 basis points to 4.54% for the quarter ended September 30, 2018 from 4.37% in the corresponding quarter from last year primarily due to the impact of the recent increases in the targeted federal funds rate. Partially offsetting the increase in loan interest income was a $404,000, or 52.1% decrease in the accretion of purchase discounts on acquired loans as a result of reduced prepayments as compared to the same quarter last year. For the quarters ended

September 30, 2018 and 2017, the average loan yields included six and 13 basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $2.7 million, or 81.2% for the quarter ended September 30, 2018 compared to the same period last year. The increase was driven by a $1.4 million, or 104.3% increase in deposit interest expense and a $1.3 million, or 65.5% increase in interest expense on borrowings. The additional deposit interest expense was a result of our focus on increasing deposits as the average balance of deposits increased $125.1 million along with a 28 basis point increase in the average cost of deposits for the quarter ended September 30, 2018 compared to the same quarter last year. The decrease in average borrowings was more than offset by the 84 basis point increase in the average cost of borrowings during the three months ended September 30, 2018 as compared to the same period last year, which drove the increase in interest expense. The overall average cost of funds increased 40 basis points to 0.95% for the current quarter as compared to the same quarter last year due primarily to the impact of the previously mentioned interest rate increases on our borrowings.
Noninterest income increased $1.4 million, or 31.7% to $5.6 million for the three months ended September 30, 2018 from $4.3 million for the same period in the previous year. The leading factors of the increase included a $557,000, or 30.2% increase in service charges on deposit accounts as a result of an increase in deposit accounts and related fees; an $896,000, or 81.3% increase in loan income and fees driven by an $883,000 increase in fees from the originations and sales of the guaranteed portion of U.S Small Business Administration (“SBA”) commercial loans; and an $88,000, or 14.9% increase in other noninterest income. Partially offsetting these increases was a $164,000 decline in gains from the sale of premises and equipment for the three months ended September 30, 2018 compared to the same period last year as there were no sales occurring during the current quarter.
Noninterest expense for the three months ended September 30, 2018 increased $997,000, or 4.8% to $21.9 million compared to $20.9 million for the three months ended September 30, 2017. The increase was primarily due to a $333,000, or 2.7% increase in salaries and employee benefits; a $304,000, or 19.7% increase in computer services; a $319,000, or 14.0% increase in other expenses, and a $259,000 increase in real estate owned ("REO") related expenses for the quarter ended September 30, 2018 compared to the quarter ended September 30, 2017. Partially offsetting these increases was the cumulative decrease of $192,000 or 5.5% in net occupancy expense; marketing and advertising; and core deposit amortization for the three months ended September 30, 2018 compared to the same period last year. Deposit insurance premiums decreased $110,000, or 26.6% due to reduced premiums as a result of higher levels of capital and lower nonaccrual loans. For the three months ended September 30, 2018, there was a $179,000 loss on REO sales compared to a $146,000 gain in the corresponding quarter last year offsetting the $66,000 decrease in REO expenses as a result of fewer REO properties held.
For the three months ended September 30, 2018, the Company's income tax expense declined to $2.2 million compared to $2.5 million for the three months ended September 30, 2017 despite the increase in pretax income. The Company’s federal income tax provision for the three months ended September 30, 2018 benefited from the impact of the Tax Cuts and Jobs Act enacted in December 2017 that lowered the corporate income tax rate from 34% to 21%.

Balance Sheet Review

Total assets increased $49.8 million, or 1.5% to $3.4 billion at September 30, 2018 from $3.3 billion at June 30, 2018. Total liabilities remained level at $2.9 billion at both September 30, 2018 and June 30, 2018. Deposit growth of $6.8 million, or 0.3%; a $40.0 million, or 6.3% increase in borrowings; and the cumulative decrease of $26.8 million, or 9.2% in cash and cash equivalents, certificates of deposit in other banks and investment securities were used to partially fund the $61.3 million, or 2.4% increase in total loans receivable, net of deferred loan fees and the $9.2 million, or 4.0% increase in commercial paper during the first three months of fiscal 2019. The increase in net loans receivable was driven by $76.8 million, or 13.0% annualized rate of organic loan growth partially offset by loan repayments. The $44.9 million, or 30.2% increase in commercial and industrial loans was driven by our new equipment finance line of business. The $4.9 million, or 83.4% increase in loans held for sale was due primarily to SBA loans originated during the period.
Stockholders' equity at September 30, 2018 increased $4.9 million, or 1.2% to $414.2 million from $409.2 million at June 30, 2018. The increase was due to $7.8 million in net income and $768,000 in stock-based compensation, partially offset by 128,300 shares of common stock repurchased at an average cost of $29.03, or approximately $3.7 million in total and a $291,000 decrease in other comprehensive income representing unrealized losses on investment securities, net of tax. As of September 30, 2018, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 11.72%, 11.72%, 12.44%, and 10.52%, respectively.  In addition, the Company exceeded all regulatory capital requirements as of that date.

Asset Quality

The allowance for loan losses was $20.9 million, or 0.81% of total loans, at September 30, 2018 compared to $21.1 million, or 0.83% of total loans, at June 30, 2018. The allowance for loan losses to total gross loans excluding acquired loans was 0.88% at September 30, 2018, compared to 0.91% at June 30, 2018.

There was no provision for losses on loans for the three months ended September 30, 2018 and 2017 reflecting the decline in nonaccruing and classified loans offset by loan growth. Net loan charge-offs totaled $128,000 for the three months ended September 30, 2018, compared to net loan recoveries of $846,000 for the same period in fiscal 2018. Net charge-offs as a percentage of average loans increased to 0.02% for the three months ended September 30, 2018 from net recoveries of (0.14)% for the same period last year.

Nonperforming assets decreased $1.2 million, or 8.2% to $13.4 million, or 0.40% of total assets, at September 30, 2018 compared to $14.6 million, or 0.44% of total assets at June 30, 2018. Nonperforming assets included $10.1 million in nonaccruing loans and $3.3 million in REO at September 30, 2018, compared to $10.9 million and $3.7 million, in nonaccruing loans and REO, respectively, at June 30, 2018. Included in nonperforming loans are $4.0 million of loans restructured from their original terms of which $2.3 million were current at September 30, 2018, with respect to their modified payment terms. At September 30, 2018, $5.5 million, or 54.4% of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $2.9 million obtained through prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans was 0.39% at September 30, 2018 compared to 0.43% at June 30, 2018.

The ratio of classified assets to total assets decreased to 0.93% at September 30, 2018 from 1.00% at June 30, 2018. Classified assets decreased 6.1% to $31.0 million at September 30, 2018 compared to $33.1 million at June 30, 2018. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a loan portfolio with a moderate risk profile.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of September 30, 2018, the Company had assets of $3.4 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 43 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2018	June 30, 2018(2)	March 31, 2018	December 31, 2017	September 30, 2017
Assets
Cash	$39,872	$45,222	$38,100	$46,743	$38,162
Interest-bearing deposits	18,896	25,524	41,296	51,922	40,809
Cash and cash equivalents	58,768	70,746	79,396	98,665	78,971
Commercial paper	238,224	229,070	239,435	199,722	199,774
Certificates of deposit in other banks	58,384	66,937	84,218	100,349	110,454
Securities available for sale, at fair value	148,704	154,993	160,971	167,669	182,053
Other investments, at cost	43,996	41,931	41,405	43,319	42,307
Loans held for sale	10,773	5,873	6,071	7,072	7,793
Total loans, net of deferred loan fees	2,587,106	2,525,852	2,445,755	2,418,014	2,394,755
Allowance for loan losses	(20,932)	(21,060)	(21,472)	(21,090)	(21,997)
Net loans	2,566,174	2,504,792	2,424,283	2,396,924	2,372,758
Premises and equipment, net	62,681	62,537	62,725	62,435	62,614
Accrued interest receivable	10,252	9,344	9,216	9,371	9,340
Real estate owned ("REO")	3,286	3,684	5,053	4,818	5,941
Deferred income taxes	30,942	32,565	34,311	36,526	55,653
Bank owned life insurance ("BOLI")	88,581	88,028	87,532	86,984	86,561
Goodwill	25,638	25,638	25,638	25,638	25,938
Core deposit intangibles	3,963	4,528	5,131	5,773	6,454
Other assets	3,593	3,503	5,478	5,323	3,687
Total Assets	$3,353,959	$3,304,169	$3,270,863	$3,250,588	$3,249,998
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,203,044	$2,196,253	$2,180,324	$2,108,208	$2,100,310
Borrowings	675,000	635,000	625,000	685,000	679,800
Capital lease obligations	1,905	1,914	1,920	1,925	1,931
Other liabilities	59,815	61,760	62,066	60,094	62,458
Total liabilities	2,939,764	2,894,927	2,869,310	2,855,227	2,844,499
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (1)	190	191	190	190	190
Additional paid in capital	214,803	217,480	216,712	215,928	214,827
Retained earnings	208,365	200,575	193,368	187,241	197,907
Unearned Employee Stock Ownership Plan ("ESOP") shares	(7,274)	(7,406)	(7,538)	(7,670)	(7,803)
Accumulated other comprehensive income (loss)	(1,889)	(1,598)	(1,179)	(328)	378
Total stockholders' equity	414,195	409,242	401,553	395,361	405,499
Total Liabilities and Stockholders' Equity	$3,353,959	$3,304,169	$3,270,863	$3,250,588	$3,249,998
_________________________________

(1)
Shares of common stock issued and outstanding were 18,939,280 at September 30, 2018; 19,041,668 at June 30, 2018; 19,034,868 at March 31, 2018; 18,967,175 at December 31, 2017; and 18,968,675 at at September 30, 2017.

(2)	Derived from audited financial statements.

Consolidated Statement of Income (Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2018	2018	2017
Interest and Dividend Income
Loans	$28,728	$27,337	$25,250
Securities available for sale	856	877	971
Certificates of deposit and other interest-bearing deposits	1,857	1,969	1,169
Other investments	839	510	626
Total interest and dividend income	32,280	30,693	28,016
Interest Expense
Deposits	2,750	2,249	1,346
Borrowings	3,258	2,854	1,969
Total interest expense	6,008	5,103	3,315
Net Interest Income	26,272	25,590	24,701
Provision for Loan Losses	—	—	—
Net Interest Income after Provision for Loan Losses	26,272	25,590	24,701
Noninterest Income
Service charges and fees on deposit accounts	2,401	2,208	1,844
Loan income and fees	1,998	1,579	1,102
BOLI income	536	501	562
Gain from sale of premises and equipment	—	—	164
Other, net	678	926	590
Total noninterest income	5,613	5,214	4,262
Noninterest Expense
Salaries and employee benefits	12,685	11,918	12,352
Net occupancy expense	2,347	2,478	2,349
Marketing and advertising	417	372	453
Telephone, postage, and supplies	769	777	685
Deposit insurance premiums	304	373	414
Computer services	1,849	1,700	1,545
Loss (gain) on sale and impairment of REO	179	(25)	(146)
REO expense	175	308	241
Core deposit intangible amortization	565	603	719
Other	2,593	3,082	2,274
Total noninterest expense	21,883	21,586	20,886
Income Before Income Taxes	10,002	9,218	8,077
Income Tax Expense	2,212	2,011	2,510
Net Income	$7,790	$7,207	$5,567

Per Share Data

	Three months ended
	September 30,	June 30,	September 30,
	2018	2018	2017
Net income per common share:(1)
Basic	$0.43	$0.40	$0.31
Diluted	$0.41	$0.38	$0.30
Adjusted net income per common share:(2)
Basic	$0.43	$0.38	$0.31
Diluted	$0.41	$0.36	$0.30

Average shares outstanding:
Basic	18,125,637	18,121,690	17,966,994
Diluted	18,880,476	18,847,279	18,616,452
Book value per share at end of period	$21.87	$21.49	$21.38
Tangible book value per share at end of period (2)	$20.35	$19.96	$19.81
Total shares outstanding at end of period	18,939,280	19,041,668	18,968,675
__________________________________________________

(1)	Basic and diluted net income per common share have been prepared in accordance with the two-class method.

(2)	See Non-GAAP reconciliation tables below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.94%	0.88%	0.70%
Return on assets - adjusted(2)	0.94	0.83	0.70
Return on equity (ratio of net income to average equity)	7.55	7.12	5.55
Return on equity - adjusted(2)	7.55	6.75	5.58
Tax equivalent yield on earning assets(3)	4.23	4.10	3.90
Rate paid on interest-bearing liabilities	0.95	0.82	0.54
Tax equivalent average interest rate spread (3)	3.28	3.28	3.36
Tax equivalent net interest margin(3) (4)	3.45	3.43	3.44
Average interest-earning assets to average interest-bearing liabilities	121.97	121.27	120.67
Operating expense to average total assets	2.64	2.62	2.61
Efficiency ratio	68.63	70.08	72.11
Efficiency ratio - adjusted (2)	68.03	69.20	71.17
_____________________________

(1)	Ratios are annualized where appropriate.

(2)	See Non-GAAP reconciliation tables below for adjustments.

(3)
For the three months ended September 30, 2018, June 30, 2018, and September 30, 2017, the weighted average rate for municipal leases is adjusted for a 24%, 30%, and 37% combined federal and state tax rate, respectively since the interest from these leases is tax exempt.

(4)	Net interest income divided by average interest-earning assets.

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Asset quality ratios:
Nonperforming assets to total assets(1)	0.40%	0.44%	0.54%	0.59%	0.62%
Nonperforming loans to total loans(1)	0.39	0.43	0.52	0.59	0.59
Total classified assets to total assets	0.93	1.00	1.29	1.39	1.50
Allowance for loan losses to nonperforming loans(1)	207.06	192.96	169.71	146.79	156.17
Allowance for loan losses to total loans	0.81	0.83	0.88	0.87	0.92
Allowance for loan losses to total gross loans excluding acquired loans(2)	0.88	0.91	0.97	0.97	1.01
Net charge-offs (recoveries) to average loans (annualized)	0.02	0.07	(0.06)	0.15	(0.14)
Capital ratios:
Equity to total assets at end of period	12.35%	12.39%	12.28%	12.16%	12.48%
Tangible equity to total tangible assets(2)	11.59	11.61	11.48	11.34	11.67
Average equity to average assets	12.43	12.31	12.30	12.49	12.55
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2018, there were $4.0 million of restructured loans included in nonaccruing loans and $5.5 million, or 54.4% of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended September 30,
	2018			2017
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,557,970	$29,010	4.54%	$2,361,522	$25,798	4.37%
Deposits in other banks	92,514	415	1.80%	159,152	536	1.35%
Investment securities	154,249	856	2.22%	189,920	972	2.05%
Other interest-earning assets(3)	271,223	2,280	3.36%	208,422	1,138	2.18%
Total interest-earning assets	3,075,956	32,561	4.23%	2,919,016	28,444	3.90%
Other assets	245,855			278,869
Total assets	3,321,811			3,197,885
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	459,895	270	0.23%	462,928	216	0.19%
Money market accounts	677,329	957	0.57%	605,261	477	0.31%
Savings accounts	208,289	68	0.13%	232,940	78	0.13%
Certificate accounts	530,507	1,455	1.10%	449,839	575	0.51%
Total interest-bearing deposits	1,876,020	2,750	0.59%	1,750,968	1,346	0.31%
Borrowings	645,859	3,258	2.02%	668,091	1,969	1.18%
Total interest-bearing liabilities	2,521,879	6,008	0.95%	2,419,059	3,315	0.55%
Noninterest-bearing deposits	323,781			310,596
Other liabilities	63,282			66,808
Total liabilities	2,908,943			2,796,463
Stockholders' equity	412,868			401,422
Total liabilities and stockholders' equity	$3,321,811			$3,197,885

Net earning assets	$554,077			$499,957
Average interest-earning assets to
average interest-bearing liabilities	121.97%			120.67%
Tax-equivalent:
Net interest income		$26,553			$25,129
Interest rate spread			3.28%			3.35%
Net interest margin(4)			3.45%			3.44%
Non-tax-equivalent:
Net interest income		$26,272			$24,581
Interest rate spread			3.25%			3.27%
Net interest margin(4)			3.42%			3.37%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $281 and $548 for the three months ended September 30, 2018 and 2017, respectively, calculated based on a combined federal and state tax rate of 24% and 37%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, Small Business Investment Company ("SBIC") investments, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Retail consumer loans:
One-to-four family	$656,011	$664,289	$670,036	$686,229	$684,956
HELOCs - originated	135,512	137,564	143,049	150,084	152,979
HELOCs - purchased	150,733	166,276	165,680	162,181	162,518
Construction and land/lots	75,433	65,601	68,121	60,805	54,969
Indirect auto finance	173,305	173,095	160,664	150,042	142,915
Consumer	13,139	12,379	11,317	9,699	8,814
Total retail consumer loans	1,204,133	1,219,204	1,218,867	1,219,040	1,207,151
Commercial loans:
Commercial real estate	879,184	857,315	810,332	786,381	753,857
Construction and development	198,809	192,102	184,179	185,921	209,672
Commercial and industrial	193,739	148,823	132,337	127,709	124,722
Municipal leases	111,951	109,172	101,108	100,205	100,638
Total commercial loans	1,383,683	1,307,412	1,227,956	1,200,216	1,188,889
Total loans	2,587,816	2,526,616	2,446,823	2,419,256	2,396,040
Deferred loan fees, net	(710)	(764)	(1,068)	(1,242)	(1,285)
Total loans, net of deferred loan fees	2,587,106	2,525,852	2,445,755	2,418,014	2,394,755
Allowance for loan losses	(20,932)	(21,060)	(21,472)	(21,090)	(21,997)
Loans, net	$2,566,174	$2,504,792	$2,424,283	$2,396,924	$2,372,758
Deposits

(Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Core deposits:
Noninterest-bearing accounts	$313,110	$317,822	$303,875	$313,493	$304,144
NOW accounts	462,694	471,364	496,934	489,668	464,992
Money market accounts	687,148	677,665	659,791	638,259	642,351
Savings accounts	203,372	213,250	220,497	224,732	230,944
Total core deposits	1,666,324	1,680,101	1,681,097	1,666,152	1,642,431
Certificates of deposit	536,720	516,152	499,227	442,056	457,879
Total	$2,203,044	$2,196,253	$2,180,324	$2,108,208	$2,100,310

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended
(Dollars in thousands)	September 30,	June 30,	September 30,
	2018	2018	2017
Noninterest expense	$21,883	$21,586	$20,886

Net interest income	$26,272	$25,590	$24,701
Plus noninterest income	5,613	5,214	4,262
Plus tax equivalent adjustment	281	390	548
Less gain on sale of premises and equipment	—	—	164
Net interest income plus noninterest income – as adjusted	$32,166	$31,194	$29,347
Efficiency ratio	68.03%	69.20%	71.17%
Efficiency ratio (without adjustments)	68.63%	70.08%	72.11%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Total stockholders' equity	$414,195	$409,242	$401,553	$395,361	$405,499
Less: goodwill, core deposit intangibles, net of taxes	28,690	29,125	29,589	30,083	29,704
Tangible book value (1)	$385,505	$380,117	$371,964	$365,278	$375,795
Common shares outstanding	18,939,280	19,041,668	19,034,868	18,967,175	18,968,675
Tangible book value per share	$20.35	$19.96	$19.54	$19.26	$19.81
Book value per share	$21.87	$21.49	$21.10	$20.84	$21.38
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
	(Dollars in thousands)
Tangible equity(1)	$385,505	$380,117	$371,964	$365,278	$375,795
Total assets	3,353,959	3,304,169	3,270,863	3,250,588	3,249,998
Less: goodwill, core deposit intangibles, net of taxes	28,690	29,125	29,589	30,083	29,704
Total tangible assets(2)	$3,325,269	$3,275,044	$3,241,274	$3,220,505	$3,220,294
Tangible equity to tangible assets	11.59%	11.61%	11.48%	11.34%	11.67%
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude state tax expense rate change, federal tax law rate change, and gain from sale of premises and equipment:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2018	2018	2017
State tax expense adjustment (1)	—	(275)	133
Change in federal tax law adjustment (2)	—	(103)	—
Gain from sale of premises and equipment	—	—	(164)
Total adjustments	—	(378)	(31)
Tax effect	—	—	59
Total adjustments, net of tax	—	(378)	28

Net income (GAAP)	7,790	7,207	5,567

Net income (non-GAAP)	$7,790	$6,829	$5,595

Per Share Data
Average shares outstanding - basic	18,125,637	18,121,690	17,966,994
Average shares outstanding - diluted	18,880,476	18,847,279	18,616,452

Basic EPS
EPS (GAAP)	$0.43	$0.40	$0.31
Non-GAAP adjustment	—	(0.02)	—
EPS (non-GAAP)	$0.43	$0.38	$0.31

Diluted EPS
EPS (GAAP)	$0.41	$0.38	$0.30
Non-GAAP adjustment	—	(0.02)	—
EPS (non-GAAP)	$0.41	$0.36	$0.30

Average Balances
Average assets	$3,321,811	$3,289,437	$3,197,885
Average equity	412,868	404,832	401,422

ROA
ROA (GAAP)	0.94%	0.88%	0.70%
Non-GAAP adjustment	—%	(0.05)%	—%
ROA (non-GAAP)	0.94%	0.83%	0.70%

ROE
ROE (GAAP)	7.55%	7.12%	5.55%
Non-GAAP adjustment	—%	(0.37)%	0.03%
ROE (non-GAAP)	7.55%	6.75%	5.58%

(1)	State tax adjustment is a result of various revaluations of state deferred tax assets.
(2)    Revaluation and related adjustments of net deferred tax assets due to the Tax Cuts and Jobs Act.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Total gross loans receivable (GAAP)	$2,587,816	$2,526,616	$2,446,823	$2,419,256	$2,396,040
Less: acquired loans	253,695	271,801	288,847	311,508	338,933
Adjusted loans (non-GAAP)	$2,334,121	$2,254,815	$2,157,976	$2,107,748	$2,057,107

Allowance for loan losses (GAAP)	$20,932	$21,060	$21,472	$21,090	$21,997
Less: allowance for loan losses on acquired loans	295	483	459	566	1,197
Adjusted allowance for loan losses	$20,637	$20,577	$21,013	$20,524	$20,800
Adjusted allowance for loan losses / Adjusted loans (non-GAAP)	0.88%	0.91%	0.97%	0.97%	1.01%